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                          June 29, 2023

       Douglas Schirle
       Chief Financial Officer
       GSI Technology, Inc.
       1213 Elko Drive
       Sunnyvale, CA 94089

                                                        Re: GSI Technology,
Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed June 28, 2023
                                                            File No. 333-272985

       Dear Douglas Schirle:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Alex
King at 202-551-8631 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing